EXHIBIT 3(ii).1

         "SECTION II.3 NOTICE OF SPECIAL MEETINGS. The Secretary, or any officer or director of the corporation, shall give each director notice of the time and place of holding of special meetings of the Board of Directors at least twenty-four hours before the meeting, whether by mail, e-mail, facsimile, telephone, telegram, cable, radiogram, or personal service. Unless otherwise stated in the notice thereof, any and all business may be transacted at any meeting without specification of such business in the Notice."

         "SECTION VI.3 NOTICES AND WAIVERS THEREOF. (a) Whenever any notice whatever is required by law, the Certificate of Incorporation, or these Bylaws to be given to any stockholder, director, or officer, such notice, except as otherwise provided by law, may be given personally, or by mail, or, in the case of directors or officers, by e-mail, facsimile, telephone, telegram, cable, or radiogram, addressed to such address as appears on the books of the corporation. Any notice given by e-mail, facsimile or telephone shall be deemed delivered when such notice is received; any telegram, cable, or radiogram shall be deemed to have been given when it shall have been delivered for transmission, and any notice given by mail shall be deemed to have been given when it shall have been deposited in the United States mail with postage thereon prepaid."

         "SECTION III.1    EXECUTIVE OFFICERS. The executive officers of
the corporation shall be a President, one or more Vice Presidents, a Treasurer, and a Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may elect or appoint such other officers (including one or more Chairman of the Board, a Controller and one or more Assistant Treasurers and Assistant Secretaries) as it may deem necessary or desirable. Each officer shall hold office for such term as may be prescribed by the Board of Directors from time to time. Any person may hold at one time two or more offices."

         "SECTION III.2 POWERS AND DUTIES. The Chairman of the Board or the Co-Chairmen of the Board shall preside at all meetings of the stockholders and of the Board of Directors. In the absence of the Chairman of the Board or the Co-Chairmen of the Board, or if the Company does not have a Chairman Co-Chairmen of the Board, then the President shall preside at all meetings of the stockholders and of the Board of Directors. If there shall be Co-Chairmen, each shall be entitled, severally, to exercise the full powers of the Office of the Chairman of the Board, which shall be equivalent to the power of the President and Chief Executive Officer of the corporation, except where by law the signature of the President is required. The President shall be the chief executive officer of the corporation. In the absence of the President, a Vice President appointed by the President or, if the President fails to make such appointment, by the Board, shall perform all the duties of the President. The officers and agents of the corporation shall each have such powers and authority and shall perform such duties in the management of

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the business, property, and affairs of the corporation as generally pertain to their respective offices, as well as such powers and authorities and such duties as from time to time may be prescribed by the Board of Directors."

         "SECTION VI.5 ANTI-TAKEOVER AMENDMENTS. (a) The holders of shares entitled at the time to vote for the election of directors shall have power to adopt, amend, or repeal the Bylaws of the corporation by vote of not less than a majority of such shares. In addition, except as otherwise provided by law or in the Certificate of Incorporation or Bylaws, the Board of Directors shall have power equal in all respects to that of the stockholders to adopt, amend, or repeal the Bylaws by vote of not less than a majority of the entire Board, or in the event that an Executive Committee or an Executive Committee subcommittee has been given full power and authority to act on behalf of the Board, then such Executive Committee or Executive Committee subcommittee shall have power equal in all respects to that of the stockholders and the Board to adopt, amend, or repeal the Bylaws by vote of not less than a majority of the members of such Executive Committee or Executive Committee subcommittee, as the case may be. However, any Bylaw adopted by the Board, or by such Executive Committee or Executive Committee subcommittee, may be amended or repealed by vote of the holders of a majority of the shares entitled at the time to vote for the election of directors."